Exhibit 99.1

American National Bankshares Inc. Announces New Chief Administrative Officer and New Chief Credit Officer

For more information, contact:

Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:

DANVILLE, VA, August 12, 2020 – American National Bankshares Inc. (NASDAQ: AMNB), parent company (the Company) of American National Bank and Trust Company (the Bank) announced today that Edward C. Martin, Executive Vice President and Chief Credit Officer for both the Company and the Bank will assume the newly created position of Chief Administrative Officer. The Chief Credit Officer position will be assumed by Mark A. Smith, who is currently Senior Vice President and Regional Credit Officer of the Bank.

Martin, a graduate of the University of Virginia and the McIntire School of Commerce, has over twenty-five years of experience in community banking, including commercial lending and credit. He has been with American National since 2016 when it expanded into Roanoke, where Martin lives and works. Roanoke is the state banking headquarters for American National and Martin will also serve as the President of Virginia Banking.

“Eddie has proven to be a valuable member of the Bank’s executive team and in addition to continuing to oversee the credit function, I look forward to having his strategic oversight in other key areas of the Bank,” stated Jeffrey V. Haley, President & Chief Executive Officer of the Company and the Bank.

Smith has been working as Regional Credit Officer for the Bank’s North Region since early 2019, having come to American National with more than thirty years in bank lending and credit administration including serving as a Chief Credit Officer. “Mark has been a strong leader within the credit team and has helped maintain the Bank’s superb asset quality. He is very well-suited to serve as the Bank’s Chief Credit Officer,” remarked Haley.

Eddie Martin	Mark Smith

About American National Bankshares Inc.

American National is a multi-state bank holding company with total assets of approximately $2.9 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices.  American National Bank also manages an additional $837 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.

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